Exhibit 99.5

LYDALL, INC. ANNOUNCES REALIGNMENT OF EXECUTIVE RESPONSIBILITIES

MANCHESTER, CT – August 18, 2005 — LYDALL, INC. (NYSE: LDL) today announced a realignment of executive responsibilities at its corporate headquarters. Under this realignment all Vice President-General Manager positions will report directly to David Freeman, President and Chief Executive Officer. This will result in the elimination of the role of the Executive Vice President and Chief Operating Officer and, consequently, Christopher R. Skomorowski, who is serving in that capacity, will be leaving the Company effective September 17, 2005.

Mr. Freeman stated, “Chris joined Lydall in 1979 and has made numerous contributions during his 26 years with the Company. We thank him for all of his efforts during that time and wish him well in all of his future endeavors.” He went on to say, “This is a significant step in Lydall’s efforts towards becoming a ‘Lean Enterprise.’ With this new structure, the Company will be more closely aligning the corporate office structure with the field operations.”

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France and Germany and sales offices in the U.S., Europe and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

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